Exhibit 5.1

Opinion of Wilson Sonsini Goodrich & Rosati, Professional Corporation

August 12, 2014
Rackspace Hosting, Inc.
1 Fanatical Place
City of Windcrest
San Antonio, Texas 78218
RE: REGISTRATION STATEMENT ON FORM S-8

Ladies and Gentlemen:
We have examined the Registration Statement on Form S-8 (the “Registration Statement”) to be filed by you with the Securities and Exchange Commission on or about August 12, 2014, in connection with the registration under the Securities Act of 1933, as amended, of an aggregate of 12,200,000 shares of your Common Stock (the “Future Issuance Shares”), reserved for future issuance pursuant to the Amended and Restated 2007 Long-Term Incentive Plan and the Inducement Equity Incentive Plan (together, the “Plans”). As your legal counsel, we have reviewed the actions proposed to be taken by you in connection with the issuance and sale of the Future Issuances Shares to be issued under the Plans.

It is our opinion that the Future Issuance Shares, when issued and sold in the manner referred to in the Plans and pursuant to the agreements which accompany the Plans, will be legally and validly issued, fully paid and nonassessable.

We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to the use of our name wherever appearing in the Registration Statement and any amendments thereto.

Very truly yours,

WILSON SONSINI GOODRICH & ROSATI
Professional Corporation